Exhibit 1

Rule 10b5-1 Sales Plan

This Rule 10b5-1 Sales Plan (“Plan”) is adopted by Kosta N. Kartsotis (the “Seller”) on November 26, 2008 (the “Adoption Date”), in order to establish a systematic program by which Citigroup Global Markets Inc., acting through its Smith Barney Division (“Smith Barney” or “SB”), will use its reasonable best efforts to sell on the Seller’s behalf the shares of common stock (“Stock”) of Fossil, Inc.(“Issuer”), which trades under the symbol  FOSL.

A.)                               Sales Program

1.)                                   The Seller’s sales program consists of the following (check the applicable box or boxes):

☐                                    vested options, i.e., exercise vested options (“Options”) and contemporaneously sell the Stock issued upon such exercise, using either cash generated from the sale to pay the Option exercise price or cash from a source other than the Stock sale to pay the Option exercise price, as determined by the Seller and specified in Schedule A-1.

☒                                  already-owned Stock, i.e., sell the number of shares of Stock already owned by the Seller (including vested shares granted to the Seller pursuant to the Issuer’s restricted share plan), as specified in greater detail in Schedule A-2.

2.)                                   The Seller hereby appoints SB as the Seller’s agent and attorney-in-fact to effect sales under this Plan.  If the Seller’s sales program consists of exercising vested Options, SB is granted authority to exercise Options on the Seller’s behalf, and Schedule A-1 will constitute the Seller’s Option exercise form.

3.)                                   The Seller agrees to pay SB the commission per share of Stock indicated on Schedules A-1 and/or A-2, as applicable. SB will deduct its commission and applicable transaction fees from the proceeds of any sale of Stock under this Plan.

4.)                                   The exercise and sale prices, and number of Options to be exercised and shares of Stock to be sold, will be adjusted following such time as the Seller or the Issuer notifies SB promptly of a Stock split, Stock dividend or other like distributions affecting the Stock (“Recapitalization”).

5.)                                   (Check the applicable box or boxes)

☒                                  The Seller is a member of the Issuer’s board of directors, or is an “executive officer” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002 (“SOA”).

☒                                  The Seller is subject to the requirements of Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”).

☐                                    The Seller is not subject to Section 402 of the SOA or to Section 16 of the Exchange Act.

The Seller acknowledges that:  (i) the Issuer may prohibit the Seller from engaging in certain types of transactions under this Plan if the Seller is subject to the SOA, and (ii) the Seller is solely responsible for complying with Section 16 of the Exchange Act in connection with this Plan, and will be solely responsible if any sales made under this Plan result in the Seller being liable for “short-swing profits” under Section 16(b).

6.)                                   No later than three business days after a sale of Stock is made under this Plan, the Seller agrees to deposit  (or make arrangements with the Issuer or its transfer agent to deposit) into an account at SB in his or her name the number of shares of Stock to be sold on any particular day on the Seller’s behalf (including shares that have been issued as a result of a Recapitalization).  If the Seller is selling vested shares of Stock under the Issuer’s restricted stock plan in order to pay applicable withholding taxes, the Seller has arranged for a representative of the Issuer to notify a representative designated by SB of the number of shares of Stock necessary to be sold in order to satisfy the Seller’s tax obligation.  The proceeds of such sale shall be remitted by SB to the Issuer (net of SB’s commissions and applicable transaction fees).  SB will not be responsible for the calculation of such taxes or payment of such taxes to the applicable governmental tax authority.

Smith Barney is a division and

Service mark of Citigroup

Global Markets Inc.

7.)                                   For purposes of this Plan, a “business day” means any day on which the principal U.S. market for trading in the Stock is open for business.

8.)                                   SB shall execute the trades in such a way as to attempt to minimize the negative price impact on the market for the Stock and to attempt to maximize the prices obtained for the shares sold.  SB may use its discretion in how to work the order to attempt to achieve the best execution above the minimum price per share, but at no time will the Seller communicate to SB any instructions on how to execute the order.

B.)                                 Issuer Representations

The Seller acknowledges that as a condition precedent to SB’s acceptance of this Plan, the Issuer must execute the Issuer Representations Certificate in the form attached to this Plan.

C.)                                 Modification, Suspension and Termination

1.)           Modification

This Plan may be modified by the Seller only if: (a) SB and the Issuer approve the modification in writing, and (b) the Seller represents in writing on the date of such modification that he or she is not aware of any material non-public information regarding the Issuer or any of its securities (including the Stock) and the modification is being made in good faith and not as part of a scheme to evade Rule 10b5-1.  In the event this Plan is modified pursuant to the foregoing conditions, SB will not be required to effect any sales pursuant to the modification during the two (2) business day period immediately following such modification.

2.)           Suspension Events

The Seller acknowledges that it may not be possible to exercise Options or sell Stock during the term of this Plan (“Term”) due to: (a) a legal or contractual restriction applicable to the Seller and/or to SB, (b) a market disruption (including without limitation a halt or suspension of trading in the Stock imposed by a court, governmental agency or self-regulatory organization), (c) rules governing order execution priority on the NASDAQ Stock Market or the New York Stock Exchange (whichever is applicable), (d) a sale effected pursuant to this Plan that fails to comply (or in the reasonable opinion of SB’s counsel is likely not to comply) with Rules 144, 145 or 701 under the Securities Act of 1933 (the “1933 Act”), or (e) the Issuer temporarily withdraws its Issuer Representation Certificate.  In the event the Seller intends to suspend this Plan pursuant to clause (a) or the Issuer intends temporarily to withdraw its Issuer Representation Certificate, the Seller or the Issuer (as the case may be) will notify SB in writing of its intention and the beginning date and the ending date of the suspension or temporary withdrawal period.  The notice shall be provided to SB no less than two (2) business days prior to the intended commencement date.

3.)           Termination Events

This Plan will terminate on whichever of the following events occurs first: (a) if the Seller is a natural person, the date upon which SB receives notice of the Seller’s death, (b) the date specified in Schedules A-1 and/or A-2 on which all sales under this Plan will cease, (c) the Seller fails to comply in any material respect with applicable law and/or its obligations under this Plan,  (d)  two (2) business days after the date on which SB receives written notice that the Seller has terminated this Plan (which may be for any reason),  (e) two (2) business days after SB notifies the Seller in writing that SB has terminated this Plan (which may be for any reason),  (f) two (2) business days after the date on which SB receives notice that the Seller has filed a petition for bankruptcy or the adjustment of the Seller’s debts, or a petition for bankruptcy has been filed against the Seller and has not been dismissed within thirty (30) calendar days of its filing,  (g) two (2) business days after the date on which SB receives written notice that the Issuer has withdrawn its Issuer Representations Certificate, and (h) as to sales resulting from an Option exercise, the date on which SB receives written notice from the Issuer that the Options specified in Schedule A-1 have expired or been terminated or forfeited.

D.)                                Representations and Warranties

The Seller makes the following representations.  The representation in Subsection (a) is made on the Adoption Date.  The remaining representations are made on the Adoption Date and are deemed to be re-stated during the Term.

a.)                                   He/she is not aware on the Adoption Date of any material nonpublic information with respect to the Issuer or any of its securities (including the Stock);  b.)  he/she is not subject to any legal, regulatory, or contractual restriction or undertaking that would prevent SB from conducting sales throughout the Term in accordance with Schedule A-1and/or A-2;  c.) he/she is entering into this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;   d.)  the Stock and Options subject to this Plan are not subject to any liens, security interests or other impediments to transfer (except for limitations imposed by Rules 144, 145 or 701, if the Seller is subject to these rules), nor is there any litigation, arbitration or other proceeding pending, or to the Seller’s knowledge threatened, that would prevent or interfere with the exercise of Options or sale of Stock under this Plan; e.)  he/she has not entered into or altered a corresponding or hedging transaction or put option equivalent with respect to the Stock, and agrees not to enter into any such transaction while this Plan is in effect; and f.) he/she does not have authority, influence or control over any sales of Stock effected by SB pursuant to this Plan, and will not attempt to exercise any authority, influence or control over such sales.

E.)                                  Rules 144, 145 and 701 (Check the applicable box or boxes)

☒                                  For purposes of Rule 144, the Seller is an “affiliate” of the Issuer or intends to sell shares of Stock under this Plan that are “restricted securities.”

☐                                    The Seller acquired the Stock in a transaction covered by Rule 145.

☐                                    The Seller acquired the Stock under Rule 701 and intends to sell the Stock in accordance with Rule 701(g)(3).

☐                                    Neither Rule 144, 145, nor 701 is applicable to the Seller under this Plan.

If the Seller is an “affiliate” of the Issuer, acquired the Stock under a Rule 145 transaction, or holds “restricted shares” which are not otherwise registered for resale under the 1933 Act, then all sales under this Plan will be made by SB in accordance with Rule 144 or Rule 145(d), as applicable.  SB will conduct sales under Rule 701(g)(3) if the third box is checked (unless the Seller is an affiliate).  The Seller agrees not to take, and agrees to cause any person or entity with whom the Seller would be required to aggregate sales of Stock under Rule 144 not to take, any action that would cause any such sale not to comply with Rule 144.

SB will be responsible for filing each required Form 144. The Seller acknowledges and agrees that SB will make only one Form 144 filing each three-month period commencing with the first scheduled sale of Stock under this Plan.

The Seller agrees to advise SB promptly of any sale of Stock by the Seller (or any other person or entity whose sales of Stock would be aggregated with those of the Seller for purposes of compliance with the volume limitations of Rule 144) that is not covered by this Plan, except that the Seller may sell Stock outside of this Plan only if and to the extent that no such sale affects the amount of Stock that may be sold under this Plan in compliance with the volume limitations of Rule 144. The Seller acknowledges and agrees that: (i) sales under this Plan shall not be in any way affected by any sales outside of this Plan, and (ii) for purposes of this sentence, the term “Seller” shall mean and include the Seller and any other person or entity whose sales of Stock would be aggregated with those of the Seller for purposes of compliance with the volume limitations of Rule144. The Seller acknowledges and agrees that he/she will provide SB with a signed and completed Form 144 no later than five business days prior to the commencement of any Sale Period set forth on Schedule A-1and/or A-2.

F.)                                  Exchange Act Filings

The Seller agrees to make all filings required by the Exchange Act in connection with this Plan. SB will not be required to: (i) make any of these filings on the Seller’s behalf, (ii) review any Exchange Act filing made by the Seller, or (iii) determine whether any Exchange Act filing by the Seller has been made on a timely basis.  SB will not be liable to the Seller for any misstatement, omission or defect in any of these filings.

G.)                                 Indemnification and Limitation of Liability; No Advice

1.)                                   The Seller agrees to indemnify, defend and hold harmless SB (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and costs) arising out of or attributable to:  a.) any material breach by the Seller of its obligations under this Plan, b.) the material incorrectness or inaccuracy of any of the Seller’s representations and warranties (including the representation required by Section (C)(1) of this Plan), c.) any material violation by the Seller of applicable laws or regulations relating to this Plan or the transactions contemplated by this Plan; and d.) any exercise of Options if cash is not available to pay the exercise price of such Options.  This indemnification will survive the termination of this Plan.  The Seller will have no indemnification obligation in the case of the gross negligence or willful misconduct of SB or any other indemnified person.

2.)                                   Regardless of any other term or condition of this Plan, SB will not be liable to the Seller for: (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions, acts of war (whether or not declared), acts of terrorism, or other causes commonly known  as “acts of God”.  In addition, SB will not be liable to the Seller in the event sales of Stock made in accordance with the terms of this Plan violate the Issuer’s insider trading policies.

3.)                                   The Seller acknowledges that SB has not provided the Seller with any tax, accounting or legal advice with respect to this Plan, including whether the Seller would be entitled to any of the affirmative defenses under Rule 10b5-1.

H.)                                Governing Law

This Plan will be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State’s conflict of laws rules.

I.)                                     Entire Agreement

This Plan (including all Schedules) reflects the entire agreement between the parties concerning the sale of Stock under Rule 10b5-1, and supersedes any previous or contemporaneous agreements or promises concerning these sales, whether written or oral.

In the event of a conflict between the terms and conditions of this Plan and the terms and conditions of: (i) any other agreement between the Seller and SB concerning sales of Stock under Rule 10b5-1, or (ii) any written instructions provided by the Issuer to the Seller concerning this Plan or Rule 10b5-1 plans in general, the terms and conditions of this Plan will govern.

J.)                                    Assignment

This Plan and each party’s rights and obligations under this Plan may not be assigned or delegated without the written permission of the other party and will be for the benefit of each party’s successors and permitted assigns, whether by merger, consolidation or otherwise.

K.)                                Enforceability in the Event of Bankruptcy

The Seller and SB acknowledge and agree that this Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (“Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

L.)                                  Confidentiality

SB will maintain the confidentiality of this Plan and will not disclose the specific terms of this Plan to any person or entity, except:  (i) to employees, affiliates and agents of SB who have a legitimate business need to know such information, (ii) to any governmental agency having jurisdiction over SB or any self-regulatory organization of which it is a member, or (iii) to any other person or entity to the extent such disclosure is required by law or by a subpoena issued by a court of competent jurisdiction.

M.)                             Method of Communication

Except as otherwise specifically provided in this Plan, any communications required or permitted hereunder may be in writing or made orally, provided that any communications made orally must be confirmed in writing within one business day of such communication.  Such written communications shall be directed to the parties as specified in Schedule “B”.

N.)                                Counterpart Signatures

This Plan may be signed in any number of counterparts, each of which taken together will be deemed an original and part of the same Plan.

SCHEDULE A-1

Notice of exercise of Options and sale of Stock obtained upon exercise of the Options.

Name of Seller:	N/A	Name of Issuer:	N/A

Please note: It is the Seller’s responsibility to ensure that Options will be vested prior to their associated sale periods listed below and will not expire prior to such sale periods.  The Seller also acknowledges responsibility for notifying SB in the event of an expiration of the Options under the Issuer’s Stock Option Plan that will prevent the occurrence of one or more transactions listed below.  If the Seller authorizes the exercise of more than one vested Option grant, the Options will be exercised in the order in which the Seller lists them below.  The Seller represents that the information below is accurate.

NOTWITHSTANDING THE EARLIEST START DATE SHOWN BELOW, SB WILL NOT BE REQUIRED TO COMMENCE SALES EFFORTS UNDER THIS PLAN PRIOR TO TWO BUSINESS DAYS FOLLOWING THE DATE ON WHICH SB ACCEPTS THIS PLAN (THE “ACCEPTANCE DATE”).

*** INFORMATION ON GRID MUST BE TYPED ***

	(b) Option Vesting	(c) Option Expiration	(d) Sale Period(s)		(e) Number of Option Shares
(a) Date of Grant	Date	Date	Start Date	End Date	to be Sold	(f) Limit Price
N/A

“No Sale” Periods (if any)
Start Date	End Date

The maximum number of shares of Stock to be sold under this Schedule A-1 is per                   .

Commission per share:    cents.

Instructions:

•                  Please list all options to be exercised and sold in chronological order of proposed exercise and sale.

•                  In columns (a), (b) and (c) please provide the date of grant, the vesting date and expiration date of the options to be exercised and sold in column (e).   If a specific grant is not attributed to each individual Sale Period, options will be exercised in the order that the grants are listed above.

•                  In column (d), state the first and last date on which the Stock is authorized to be sold during the Sale Period (Stock sales may occur on or between these dates). If, during any Sale Period the stated price is not reached for some or all of these shares, they will not be carried over into any subsequent Sale Period unless explicitly indicated in the grid above.

•                  In column (e), state the maximum number of shares to be sold pursuant to the option exercise.  Do not aggregate with amounts authorized to be sold at a lower price during the same Sale Period.

•                  In column (f), write a dollar price which is the minimum price per share (the Limit Price) at which the Stock is authorized to be sold during the Sale Period.  All limit orders will be treated as “limit not held” orders. NOTE: Option exercises and sales must be at a Limit Price; not “Market”.

•                  In the grid labeled “No Sale” Periods, list the time period(s), if any, during which no sales may be made, notwithstanding their inclusion in this Schedule A-1.  These periods are independent of any Suspension Event that may occur pursuant to Section C.) 2.) of this Plan.

•                  In the event options cannot be exercised and the corresponding shares cannot be sold for any reason, including the occurrence of a Suspension Event, the term of this Plan will not be affected thereby and will end on it originally scheduled End Date.

Check whether your Option exercise price will be paid:

☐            from the proceeds of shares of Stock to be sold under this Plan, or

☐            from a source other than the sale proceeds, as follows: [describe]

 .

Account #

[Signature of the Seller]

Accepted and Agreed to:

CITIGROUP GLOBAL MARKETS INC,
ACTING THROUGH ITS SMITH BARNEY DIVISION

Tamara Sapilak, Assistant Vice President

[Acceptance Date]

This Schedule A-1 is an integral part of the attached Plan entered into by the Seller with SB and is subject to the terms and conditions set forth therein.

SCHEDULE A-2

Sale of Stock already owned by the Seller

Name of Seller: Kosta N. Kartsotis	Name of Issuer: Fossil, Inc.

Please note: The Seller represents that the information below is accurate.

NOTWITHSTANDING THE EARLIEST START DATE SHOWN BELOW, SB WILL NOT BE REQUIRED TO COMMENCE SALES EFFORTS UNDER THIS PLAN PRIOR TO TWO BUSINESS DAYS FOLLOWING THE DATE ON WHICH SB ACCEPTS THE PLAN (THE “ACCEPTANCE DATE”).

*** INFORMATION ON GRID MUST BE TYPED ***

	(b) Sale Period(s)		(c) Authorized Number of		(d) Limit Price (“Market”
(a) Date Stock Acquired	Start Date	End Date	Owned Shares to be Sold		if a Market Order)
January 1989 (600,000)	12/2/08	3/2/09	100,000	*	$12.50
Dec. 2005 – Mar 2006 (400,000)	12/8/08	3/2/09	100,000	*	$12.50
	12/15/08	3/2/09	100,000	*	$12.50
	12/22/08	3/2/09	100,000	*	$12.50
	12/29/08	3/2/09	100,000	*	$12.50
	1/5/09	3/2/09	100,000	*	$12.50
	1/12/09	3/2/09	100,000	*	$12.50
	1/19/09	3/2/09	100,000	*	$12.50
	1/26/09	3/2/09	100,000	*	$12.50
	2/2/09	3/2/09	100,000	*	$12.50
	12/2/08	3/2/09	Sell additional 100,000 per calendar week (up to 200,000 total)*		$18.01
	12/2/08	3/2/09	Sell additional 100,000 per calendar week (up to 300,000 total)*		$20.01

* Sell no more than 50,000 shares per trading day

“No Sale” Periods (if any)
Start Date	End Date

The maximum number of shares of Stock to be sold under this Schedule A-2 is 1,000,000.

Commission per share: $0.05 cents.

Instructions:

•                  Shares should be listed in chronological order of proposed sales.

•                  In column (a), state the date on which the shares to be sold were acquired. If the shares were acquired in more than one lot, state the acquisition date for each lot.

•                  In column (b), state the first and last date on which the Stock is authorized to be sold during the designated Sale Period (Stock sales may occur on or between these dates).  If, during any Sale Period the stated price is not reached for some or all of these shares, they will not be carried over into any subsequent Sale Period, unless explicitly indicated in the grid above.

•                  In column (c), state the maximum number of shares authorized to be sold at the price during the designated Sale Period.  Do not aggregate with amounts authorized to be sold at a lower price during the same designated Sale Period.

•                  In column (d), write either: (i) a dollar price which is the minimum price (the “Limit” Price) at which Stock is authorized to be sold, or (ii) the word “market” if Stock is to be sold at the then-prevailing market price per share during the Sale Period. All market orders will be treated as “market not held” orders.  All limit orders will be treated as “limit not held” orders.

•                  In the grid labeled “No Sale” Periods, list the period(s), if any, during which no sales may be made pursuant to this Schedule A-2, stated Sale Periods, notwithstanding.  These periods are independent of any Suspension Event that may occur pursuant to Section C.) 2.) of this Plan.

•                  In the event sales cannot be made for any reason, including the occurrence of a Suspension Event, the term of this Plan will not be affected thereby and will end on its originally scheduled End Date.

Account #	104-32046

/s/ KOSTA N. KARTSOTIS
Kosta N. Kartsotis

Accepted and Agreed to:

CITIGROUP GLOBAL MARKETS INC,
ACTING THROUGH ITS SMITH BARNEY DIVISION

/s/ ROGER KRUBINER FOR T.S.
Tamara Sapilak, Assistant Vice President

Roger Krubiner V.P.

/s/ 11-28-08
[Acceptance Date]

This Schedule A-2 is an integral part of the attached Plan entered into by the Seller with SB and is subject to the terms and conditions set forth therein.

SCHEDULE “B”

To Rule 10b5-1 Sales Plan

Between

Kosta N. Kartsotis

and

CITIGROUP GLOBAL MARKETS INC,

ACTING THROUGH ITS SMITH BARNEY DIVISION (“SB”)

Communications required by the Plan shall be made to the following persons in accordance with Section  “M” of such Plan:

To The Seller: Name: Kosta N. Kartsotis Address: 2280 N. Greenville Richardson, TX 75082 Telephone: 972-234-2525 Fax: E-Mail: Kosta@fossil.com	Copies to: Name: Address: Telephone: Fax: E-Mail:

To Issuer: Name: Randy Hyne Address: 2280 N. Greenville Richardson, TX 75082 Telephone: 972-699-2115 Fax: (972) 498-9615 E-Mail: randyh@fossil.com	Copies to: Name: Address: Telephone: Fax: E-Mail:

To SB:

Primary Contact: Jon Vilmar
Alternate Contact #1: Audrey Gibson
Alternate Contact #2: Letha Waldrop
Address: 200 Crescent Court, Suite 900
               Dallas, TX 75201
Telephone: (214) 720-5065
Fax: (214) 855-7909
E-Mail: jon.m.vilmar@smithbarney.com

Copies to: Executive Financial Services Name: Tamara Sapilak Address: 485 Lexington Ave, 11th Fl New York, NY 10017 Telephone: 212-783-3864 Fax: 646-291-1560 E-mail: tamara.sapilak@citi.com

This  Schedule “B” is an integral part of the attached Plan entered into by the Seller with SB and is subject to the terms and conditions set forth therein.

ISSUER REPRESENTATIONS

November 26, 2008

To: Smith Barney

As an authorized representative of the Issuer (“Issuer”), I hereby represent and covenant on the Issuer’s behalf that:

1.)                                   I have reviewed the attached Rule 10b5-1 Sales Plan (“Plan”) of Kosta N. Kartsotis (the “Seller”) adopted on November 26, 2008 and have determined that it does not violate the Issuer’s trading policy.

2.)                                   For purposes of Section 402 of the Sarbanes-Oxley Act of 2002 (check the applicable box):

☒                                  The Seller is an “executive officer” or director of the Issuer

☐                                    The Seller is not an “executive officer” or director of the Issuer

3.)                                   If the Seller is a director or “executive officer” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002, then (check only one box):

☐                                    The Seller is permitted to exercise his/her vested Options and sell Stock issued upon such exercise with the cash proceeds from the sale of the Stock, commonly referred to as a “broker-assisted cashless exercise”.

☐                                    The Seller may exercise his/her vested Options and sell Stock issued upon such exercise only by using cash from a source other than the sale of the Stock under the Plan.

4.)                                   If the Plan covers the exercise of Options granted under the Issuer’s stock option plan (“SOP”), any exercise of the Options under the Plan does not violate the terms and conditions of the SOP.  The Issuer agrees to:  (i) accept, acknowledge and effect the exercise of such Options by SB on the Seller’s behalf upon receipt of a completed Schedule A-1 (which shall constitute the Seller’s Option exercise form), and (ii) notify SB promptly in writing if any of the Seller’s Options have expired or been terminated or forfeited under the SOP.

5.)                                   On any day that the Seller’s Options are exercised pursuant to the Plan (“Instruction Date”), Issuer will instruct its transfer agent to deliver to SB, no later than three business days after the Instruction Date, the number of shares of Stock corresponding to the number of Options exercised (including any shares issued as a result of a Stock split , Stock dividend or other like distributions affecting the Stock).

6.)                                   The Issuer’s obligations (“Obligations”) set forth in Sections 4 and 5 above constitute its legal, valid and binding obligations enforceable against it in accordance with their terms, and there is no contractual restriction to which Issuer is subject, or any litigation or other proceeding pending, or to my knowledge threatened, that would preclude the Seller from exercising Options under the Plan.

By:	/s/ RANDY S. HYNE
Randy S. Hyne

Vice President, General Counsel and Secretary

Fossil, Inc.